 Exhibit 99.1

Aqua Metals Advances Commercialization of AquaRefining™ Technology with Industry-Leading Lithium Quality and Strategic Progress

Company eliminates long-term debt, strengthens balance sheet, and extends cash runway through asset sales and cost-reduction initiatives

RENO, Nev., August 13, 2025 — Aqua Metals, Inc. (NASDAQ: AQMS) (“Aqua Metals” or the “Company”), a pioneer in sustainable metals recycling, today announced financial results and operational highlights for the quarter ended June 30, 2025. The Company achieved significant progress toward commercialization, delivering best-in-class product quality, advancing key strategic initiatives, and fortifying its financial position.

Second Quarter and Recent Highlights:

Operational Initiatives

●

Produced Industry-Leading Low-Fluorine Lithium Carbonate: Reduced fluorine content in lithium carbonate to less than 30 parts per million (ppm), a likely best-in-class achievement in the global recycling sector, meeting the stringent specifications of cathode active material (CAM) producers. Approximately 100 kilograms of this high-quality material have been produced and are being sampled by strategic counterparties.

●	High-Purity NMC Cake Production: Produced over 1 metric ton of nickel-manganese-cobalt (NMC) mixed hydroxide cake for qualification sampling with potential partners.

●	Expanded Alternative Feedstock Testing: Exploring undersea mining nodules as a potential feedstock and the Company successfully tested nickel refinery residue as an additional potential feedstock.

●

Initiated Sodium Sulfate Regeneration Trials: Began testing an innovative sodium sulfate regeneration process designed to support precursor cathode active material (pCAM) producers by recycling the sodium sulfate they produce into chemicals they can use in their production process.

●	Advanced ARC Facility Design: Started design of a scalable AquaRefining™ Commercial (“ARC”) facility capable of processing 10,000 to 60,000 metric tons per year of black mass.

●

Demonstrated Cost Competitiveness: An internal study showed that AquaRefining™ in the U.S. is cost competitive with Chinese hydrometallurgical recycling and operates at approximately half the cost of traditional U.S. hydrometallurgical methods.

Financial Initiatives

●	Generated Cash from Non-Core Asset Sales: Completed the $4.3 million sale of the Sierra ARC facility and sold $200,000 in non-core equipment.

●	Strengthened Balance Sheet: Eliminated all long-term debt.

●	Improved Liquidity: Cash and cash equivalents increased from $1.6 million at the start of the quarter to over $1.9 million at quarter-end.

●	Extended Cash Runway: Gains driven by the building sale, implementation of the $10 million equity line of credit (ELOC), and reduced cash burn following the sale.

Milestone Announcements

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Showcased Technology to Industry Leaders: Hosted over 100 stakeholders for live demonstrations at the Company’s Innovation Center and Demonstration Plant during NAATBatt’s annual meeting. Read more at http://ir.aquametals.com/press-releases/detail/321/aqua-metals-showcases-cutting-edge-recycling-technology-to

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Strengthened Intellectual Property: Received allowance for a foundational U.S. patent protecting the Company’s lithium-ion battery recycling process, adding to our IP portfolio. Read more at http://ir.aquametals.com/press-releases/detail/316/aqua-metals-announces-allowance-of-foundational-u-s-patent

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Enhanced Leadership Team: Completed CFO transition with the appointment of Eric West, formerly VP Finance. Read more at http://ir.aquametals.com/press-releases/detail/314/aqua-metals-announces-cfo-transition-and-appointment-of

Strategic Engagements

Aqua Metals continues discussions with potential strategic partners. The Company believes collaboration among industry participants is critical as the U.S. builds domestic battery recycling and CAM production capacity—sectors where commercial-scale operations are still notably absent.

“Our industry has endured significant challenges over the past year as the global battery supply chain recalibrates,” said Steve Cotton, President and CEO of Aqua Metals. “These challenges also present a rare moment for leaders to step forward and work together. Our business model is built on collaboration—with suppliers, recyclers, technology innovators, and CAM producers—to help establish a fully domestic, commercially viable recycling and critical minerals ecosystem in the United States. We believe this quarter’s achievements, from delivering some of the lowest-fluorine lithium carbonate ever produced to demonstrating cost parity with Chinese recyclers, position Aqua Metals not just to participate in the emerging U.S. market, but to help define it.”

With industry-leading lithium carbonate quality, cost-competitive U.S.-based recycling, and a strengthened balance sheet, Aqua Metals has advanced both its technology and market position during the quarter. The Company believes that the elimination of long-term debt, extended cash runway, and progress on scalable ARC facility designs provide a clear path toward commercialization. Strategic engagements with potential partners, coupled with new intellectual property protection and successful technology demonstrations, reinforce Aqua Metals’ potential to play a defining role in building a domestic, closed-loop battery materials supply chain.

Conference Call and Webcast

The Company will hold a conference call to discuss results and corporate developments today at 4:30 p.m. ET. Investors can access the live conference call at https://event.webcasts.com/aqms or from the investor relations section of the Company’s website at https://ir.aquametals.com/.  Alternatively, interested parties can access the audio call by dialing 877-407-9708 (toll-free) or 201-689-8259 (international).

Following the conclusion of the live event, a replay will be available by dialing 877-407-9708 (toll-free) or 201-689-8259 (international) and using passcode 13754150. The webcast replay will also be available in the investor relations section of the Aqua Metals website.

About Aqua Metals

Aqua Metals, Inc. (NASDAQ: AQMS) is reinventing metals recycling with its patented AquaRefining™ technology. The Company is focused on commercializing sustainable lithium-ion battery recycling that is non-polluting and closes the loop on critical minerals for clean energy technologies. Aqua Metals is based in Reno, Nevada, with facilities located in the Tahoe-Reno Industrial Center. For more information, visit www.aquametals.com.

Aqua Metals Social Media

Aqua Metals has used, and intends to continue using, its investor relations website (https://ir.aquametals.com), in addition to its Twitter, Threads, LinkedIn and YouTube accounts at https://twitter.com/AquaMetalsInc  (@AquaMetalsInc), https://www.threads.net/@aquametalsinc (@aquametalsinc), https://www.linkedin.com/company/aqua-metals-limited and https://www.youtube.com/@AquaMetals respectively, as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

Safe Harbor

This press release contains forward-looking statements concerning Aqua Metals, Inc. Forward-looking statements include, but are not limited to, our plans, objectives, expectations and intentions and other statements that contain words such as "expects," "contemplates," "anticipates," "plans," "intends," "believes", "estimates", "potential" and variations of such words or similar expressions that convey the uncertainty of future events or outcomes, or that do not relate to historical matters. The forward-looking statements include (A) our ability to commercialize a sustainable and profitable metal recycling operation, (B) our intent to complete the development and commissioning of our ARC facility, (C) our ability to enter into successful collaborations with suppliers, recyclers, technology innovators, and CAM producers and (D) our ability to maintain our Nasdaq listing. Those forward-looking statements involve known and unknown risks, uncertainties, and other factors that could cause actual results to differ materially, including, but not limited to (1) we have not commenced the commercial-scale operation of our metal recycling operation, (2) we do not have any definitive agreements with potential collaborators, (3) the risk we may not be able to successfully acquire the funding necessary to develop our ARC facility or, even if we are to able acquire the necessary funding, the risk we may not be able to successfully develop the ARC facility or realize the expected benefits from such facility; (4) the risk that we may not be able to acquire the funding necessary to maintain our current level of operations; (5) the risk that we may not be able to maintain our Nasdaq listing and (6) those risks disclosed in the section "Risk Factors" included in our Annual Report on Form 10-K filed on March 31, 2025. Aqua Metals cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by law.

Contact Information

Investor Relations

Bob Meyers & Rob Fink

FNK IR

646-878-9204

aqms@fnkir.com

Media

David Regan

Aqua Metals

415-336-3553

david.regan@aquametals.com

Source: Aqua Metals

AQUA METALS, INC.

Condensed Consolidated Balance Sheets - Unaudited

(in thousands, except share and per share amounts)

	June 30, 2025	December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$1,933	$4,079
Note receivable - LINICO	—	100
Inventory	245	251
Prepaid expenses and other current assets	191	214
Total current assets	2,369	4,644

Non-current assets
Property and equipment, net	4,984	16,473
Intellectual property, net	110	146
Other assets	1,781	5,102
Total non-current assets	6,875	21,721

Total assets	$9,244	$26,365

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$905	$1,227
Accrued expenses	2,462	3,130
Lease liability, current portion	266	289
Notes payable related-party, current portion	—	306
Note payable, current portion	—	3,230
Total current liabilities	3,633	8,182

Non-current liabilities
Lease liability, non-current portion	327	446
Warrant liability	166	1,493
Total liabilities	4,126	10,121

Commitments and contingencies (see Note 13)

Stockholders’ equity
Common stock; $0.001 par value; 300,000,000 shares authorized; 1,030,349 and 1,027,701, shares issued and outstanding as of June 30, 2025, respectively and 776,026 and 773,084 shares issued and outstanding as of December 31, 2024, respectively	1	1
Additional paid-in capital	268,039	264,205
Accumulated deficit	(262,855)	(247,770)
Treasury stock, at cost; common shares: 2,648 and 2,942 as of June 30, 2025 and December 31, 2024, respectively	(67)	(192)
Total stockholders’ equity	5,118	16,244

Total liabilities and stockholders’ equity	$9,244	$26,365

AQUA METALS, INC.

Condensed Consolidated Statements of Operations - Unaudited

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Operating cost and expense
Plant operations	$776	$2,373	$1,501	$4,582
Research and development cost	295	363	631	951
Impairment and loss on disposal of property, plant and equipment	3,765	—	9,012	—
General and administrative expense	2,195	3,426	4,571	6,421
Total operating expense	7,031	6,162	15,715	11,954

Loss from operations	(7,031)	(6,162)	(15,715)	(11,954)

Other income and (expense)
Interest expense	(245)	(84)	(647)	(190)
Loss on extinguishment of debt	(825)	—	(825)	—
Interest and other income	497	99	777	245
Change in fair value of warrant liability	836	—	1,327	—

Total other income, net	263	15	632	55

Loss before income tax expense	(6,768)	(6,147)	(15,083)	(11,899)

Income tax expense	2	3	2	3

Net loss	(6,770)	(6,150)	(15,085)	(11,902)

Weighted average shares outstanding, basic and diluted	910,129	618,965	860,146	584,619

Basic and diluted net loss per share	$(7.44)	$(9.94)	$(17.54)	$(20.36)